Exhibit 99.1

THE BOARD OF DIRECTORS

OF

COMMUNITY REDEVELOPMENT INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on this 22nd day of October 2021;

The Board of Directors which was present for this meeting & took active part therein was:

CHARLES ARNOLD

RONALD SILVER

KEVIN HUMES

GARFIELD ANTONIO

JOSEPH GIBBONS

STALIN CRUZ

RANDY AVON

WHEREAS there has been presented to and considered by this meeting a Motion to Authorize our Regulation A Offering Statement;

NOW THEREFORE BE IT RESOLVED that the corporation, having considered this matter, has opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED that:

The Board believes that the Regulation A Offering Statement is accurate and in the best interest of the Company and its shareholders and hereby AUTHORIZES the same to be filed with the US Securities & Exchange Commission.

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records

DATED: 22nd October, 2021

_____________________________

David E. Price, Esq, Corp Secretary